AGREEMENT OF PURCHASE AND SALE

                                  By and Among

                        A M MEDICA COMMUNICATIONS, LTD.,

                                  ANN M. HOLMES

                                       and

                          CULTURALACCESSWORLDWIDE, INC.

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                                TABLE OF CONTENTS

SECTION                                                           PAGE
-------                                                           ----

SECTION I      PURCHASE AND SALE OF THE SHARES.................................1
SECTION II     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS
               OF THE COMPANY AND THE SHAREHOLDER..............................4
SECTION III    REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
               THE SHAREHOLDER................................................13
SECTION IV     REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF
               THE PURCHASER..................................................14
SECTION V      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
               COMPANY, THE SHAREHOLDER AND THE PURCHASER.....................15
SECTION VI     CLOSING........................................................19
SECTION VII    [INTENTIONALLY OMITTED]........................................19
SECTION VIII   [INTENTIONALLY OMITTED]........................................20
SECTION IX     INDEMNIFICATION................................................20
SECTION X      NON-COMPETITION AGREEMENT......................................22
SECTION XI     BROKERS AND FINDERS............................................23
SECTION XII    MISCELLANEOUS..................................................24

                                      -i-
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                                    SCHEDULES

     I.    CONTINGENT PAYMENTS
     II.   CONTINGENT PAYMENT BUSINESS

                                    EXHIBITS

     A.    FORM OF SUBORDINATED PROMISSORY NOTE
     A-1.  FORM OF SUBORDINATED SECURITY AGREEMENT
     B.    CERTAIN CONSENTS, LIENS, CONTRACTS, PERMITS
            AND OTHER MATTERS
     C.    FINANCIAL STATEMENTS
     D.    CERTAIN EMPLOYEES OF THE BUSINESS
     E.    EMPLOYEE BENEFIT PLANS
     F.    FORM OF EMPLOYMENT AGREEMENT -- ANN M. HOLMES
     G.    [Intentionally Omitted]
     H.    OPINION OF COMPANY'S COUNSEL
     I.    FORM OF CONTINGENT PAYMENT SUBORDINATION AGREEMENT
     J.    FORM OF NOTE SUBORDINATION AGREEMENT
     K.    OPINION OF PURCHASER'S COUNSEL
     L.    WORKING CAPITAL RECONCILIATION


                                      -ii-
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            THIS AGREEMENT dated as of the 24th day of October, 1998 by and among A M Medica Communications, Ltd., a New York corporation (the "Company"), Ann M. Holmes (the "Shareholder") and CulturalAccessWorldwide, Inc., a Delaware corporation (the "Purchaser").

                               W I T N E S S E T H:

            WHEREAS, the Company is engaged in the business of providing non-promotional educational programs and industry support, promotional services and strategic medical communications services to the pharmaceutical industry, including worldwide medical education, medical meetings management, medical publishing, medical audiovisual production and interactive medical education programs and related activities (such activities being hereinafter referred to as the "Business");

            WHEREAS, the Shareholder is the holder of 10 shares (the "Shares") of the common stock, no par value (the "Common Stock"), of the Company, which shares constitute all of the issued and outstanding shares of capital stock of the Company;

            WHEREAS, the Purchaser desires to acquire all of the Shares from the Shareholder, and the Shareholder desires to sell all of the Shares to the Purchaser, on the terms and subject to the conditions hereinafter set forth;

            WHEREAS, to induce the Purchaser to enter into this Agreement and perform its obligations hereunder, the Shareholder has agreed to make the representations, warranties, covenants and agreements of the Shareholder (including the indemnification and non-competition agreements) set forth herein.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:


                                    SECTION I

                         PURCHASE AND SALE OF THE SHARES

            A. Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements herein contained, at the Closing (as hereinafter defined), the Shareholder agrees to sell, assign and convey to the Purchaser, and the Purchaser agrees to purchase, acquire and accept from the Shareholder, all of the Shares.

            B.    [Intentionally Omitted]

            C. Purchase Price. The purchase price (the "Purchase Price") for the Shares is (i) $25,500,000 plus (ii) 122,045 shares (the "Closing Shares") of common stock, $.01 par value, of the Purchaser (the "Purchaser Common Stock") and (iii) the


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                                                                               2

contingent payments, if any (the "Contingent Payments"), provided for in Section I(D) hereof. The Purchase Price payable at the Closing shall be made by delivery to the Shareholder of (a) a wire transfer in immediately available funds to an account designated by the Shareholder in the amount of $20,000,000, (b) a three-year 6.5% subordinated promissory note of the Purchaser in the form of Exhibit A attached hereto, payable to the order of the Shareholder in the principal amount of $5,500,000 (the "Note") and (c) a certificate representing the Closing Shares registered in the name of the Shareholder.

            D. Contingent Payments. Subject to the conditions set forth herein and in Schedule I hereto, within ninety (90) days after December 31, 1998, December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003, the Purchaser shall deliver to the Shareholder the Contingent Payments, if any, payable with respect to the three-month period ending December 31, 1998 and the twelve-month periods ending December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002 and December 31, 2003, respectively. The amount of the Contingent Payments payable to the Shareholder with respect to each such period (each, a "Contingent Period") shall be calculated based upon the EBITA (as defined below) achieved by the Contingent Payment Business (as hereinafter defined) during such Contingent Period. Each of the Contingent Payments, if any, shall be made by delivery to the Shareholder of (i) a certified or official bank check payable to the order of the Shareholder or a wire transfer in immediately available funds to an account designated by the Shareholder and (ii) a certificate representing shares of Purchaser Common Stock, registered in the name of the Shareholder, in each case, in such amounts of cash and in such numbers of shares as are determined in accordance with
Schedule I hereto.

            E. Security. The Note shall be secured by a subordinated security interest in the assets and properties of the Company pursuant to a Subordinated Security Agreement in the form of Exhibit A-1 attached hereto, and the obligations of the Purchaser to make the Contingent Payments, if earned, with respect to the Contingent Period ended December 31, 1998 and the excess working capital payments pursuant to Exhibit L attached hereto shall be secured by a standby letter of credit issued by NationsBank, N.A. in the amount of $2.5 million which will expire no later than March 31, 1999.

            F. Computation of EBITA. The Purchaser shall, within ninety (90) days after the end of each Contingent Period, compute the amount of the EBITA of the Contingent Payment Business for such Contingent Period (i.e., either the three-month period ending December 31, 1998 or the twelve-month periods for all other years). The amount so computed shall be the EBITA for purposes of determining whether or not Contingent Payments shall be due and payable. Notwithstanding the determination of EBITA for any applicable period by the Purchaser, the Shareholder shall receive the information upon which such determination was made, and shall, in the event of a dispute as to the amount or method of calculation of such EBITA have the right to review all Purchaser documents relating to the calculation of the Contingent Payments, including all work papers relating to the determination of EBITA. If the parties cannot agree upon any

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                                                                               3

issue relating to EBITA, they will use an agreed upon CPA firm to resolve the issue. The decision of the CPA firm shall be binding upon the parties. For purposes of this Agreement, "EBITA" shall mean the earnings before interest, taxes and amortization of the Contingent Payment Business (or, in the event that all or substantially all the assets and business of the Contingent Payment Business shall have been transferred to another entity or entities, the allocable portion of the EBITA of such other entity or entities) for the applicable Contingent Period as determined in accordance with generally accepted accounting principles consistent with the Purchaser's accounting practices, subject to the percentage of completion methodology contained in Exhibit L attached hereto. For purposes of calculating EBITA for any Contingent Period, no deduction will be made for amortization of goodwill associated with this transaction; however, deduction will be made for amortization of leasehold improvements and other intangible assets related to the Contingent Payment Business. In addition, no deduction will be made for corporate overhead allocations; however, deductions will be made for direct charges from third party vendors (including ordinary course accounting fees and legal fees) incurred at the corporate level directly related to the Contingent Payment Business. For purposes of determining the Contingent Payments, the Contingent Payment Business shall mean all revenues derived by the Purchaser and the Designee from the activities set forth in Schedule II hereto.

            Numbers of shares of Purchaser Common Stock set forth herein shall be appropriately adjusted for any stock split, stock dividend, reverse stock split or other similar event affecting the Purchaser Common Stock. Fractional shares shall be rounded to the nearest whole share.

            In the event (a "Reorganization") of the consolidation or merger of the Purchaser with or into another person or the acquisition of all or substantially all the Purchaser Common Stock or all or substantially all of the assets of the Purchaser by another person (other than a consolidation or merger in which the Purchaser is the continuing corporation and which does not result in any change in the Purchaser Common Stock), the Purchaser shall have the option to pay the Shareholder at such time as a payment is due pursuant to
Section I(D) hereof, in lieu of the Purchaser Common Stock provided for in such Section, cash or shares of stock of a class of securities of any successor to the Purchaser or its business pursuant to the Reorganization that is quoted or listed in The Wall Street Journal, Eastern Edition, such quoted or listed securities to be valued at the Market Price thereof. The term "Market Price" shall mean the average for the 10 trading days ending two business days prior to the date any Contingent Payments are due and payable hereunder of the closing prices for such stock, as set forth in The Wall Street Journal, Eastern Edition.

            Notwithstanding the foregoing, in the event that a Reorganization shall occur prior to March 17, 2000, then any portion of the Contingent Payments earned with respect to the Contingent Periods ending December 31, 1998 and December 31, 1999 and 25% of the stock portion of the Contingent Payments earned with respect to the Contingent Period ending December 31, 2000, which is unpaid on the date the Reorganization shall occur, shall, at the option of the Shareholder, be paid solely in cash.

                                   SECTION II

                    REPRESENTATIONS, WARRANTIES, COVENANTS AND
                  AGREEMENTS OF THE COMPANY AND THE SHAREHOLDER

            Each of the Company and the Shareholder, jointly and severally, hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

            A. Organization and Qualification. The Company is duly organized, validly existing and, based on a memorandum delivered by the Company's counsel which reflects information provided to the Company's counsel from the New York Secretary of State indicating the Company had not filed its Biennial Statement, in good standing under the laws of the State of New York and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Company is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, business, operations, results of operations, assets or properties of the Company (such assets and properties being hereinafter referred to as the "Assets") related to the Business acquired by the Purchaser hereunder (a "Material Adverse Effect"); provided, however, that any matter that has or may have an industry-wide effect or any general economic conditions shall not be considered in the determination of whether such Material Adverse Effect has occurred or would occur. The Company has no subsidiaries, owns no capital stock or other proprietary interest, directly or indirectly, in any other corporation, association, trust, partnership, joint venture or other entity and has no agreement with any person, firm or corporation to acquire any such capital stock or other proprietary interest. The Company has full power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the Business and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Material Adverse Effect. The copies of the articles of incorporation and by-laws of the Company which have been delivered to the Purchaser are complete and correct.

            B. Authority. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and agreements hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time.

            C. No Legal Bar; Conflicts; Capitalization. (i) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Company or any statute, ordinance, regulation, order, judgment or decree of any court or

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                                                                               5

governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Company is a party or by which the Company or any of the Assets is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Material Adverse Effect. No consents, approvals or authorizations of, or filings with, any governmental authority or any other person or entity are required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for required consents (which, with respect to hotel bookings, the Purchaser is not requiring the Company to obtain), if any, to assignment of permits, certificates, contracts, leases and other agreements as set forth in Exhibit B attached hereto.

            (ii) The authorized capital stock of the Company consists of 200 shares of Common Stock, of which 10 shares of Common Stock are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding shares of Common Stock are owned beneficially and of record by the Shareholder, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. There are no outstanding subscriptions, warrants, options, calls, commitments or other rights or agreements to which the Company or the Shareholder is bound relating to the issuance, sale or redemption of shares of Common Stock or other securities of the Company. No person other than the Shareholder has any interest in the Common Stock. No shares of capital stock or other securities of the Company are reserved for any purpose.

            D.    Financial Statements; No Undisclosed Liabilities.

(i) The Company and the Shareholder have delivered to the Purchaser a balance sheet of the Company as of September 30, 1998 ("1998 Balance Sheet"), the income statement of the Company for the nine months ended September 30, 1998 and the income statement of the Company for the calendar year ended December 31, 1997 (hereinafter referred to as the "Financial Statements"). The Financial Statements are true and correct in all material respects and the 1998 Balance Sheet has been prepared in accordance with generally accepted accounting principles applied consistently throughout the periods involved. The 1998 Balance Sheet fully and fairly presents the financial condition of the Company as at the date thereof and the income statements included in the Financial Statements fully and fairly present, on a cash basis, the results of the operations of the Company for the periods indicated. The 1998 Balance Sheet fairly reflects all liabilities of the Company of the types normally reflected in a balance sheet as at the date thereof. Except to the extent set forth in or provided for in the 1998 Balance Sheet of the Company or as identified in Exhibit B, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Company has no material liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected under generally accepted accounting

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                                                                               6

principles as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable or not. Without modifying the representation contained herein, it is understood that the Financial Statements are unaudited and have been prepared by a firm which is not independent. A true and correct copy of the Financial Statements is attached hereto as Exhibit C.

(ii) The Company and the Shareholder have delivered to the Purchaser a pro forma schedule of total excess working capital payments of the Company as of October 30, 1998 prepared on a modified accrual basis in accordance with generally accepted accounting principles as set forth in Exhibit L (the "Excess Working Capital Schedule"). To the best of the knowledge of the Company and the Shareholder, the Excess Working Capital Schedule is true and correct in all material respects.

            E. Absence of Certain Changes. Subsequent to September 30, 1998, there has not been any (i) adverse change or any event or circumstance that the Company or the Shareholder reasonably believes would cause a prospective adverse change in the condition of the Business, financial or otherwise, or in the results of the operations of the Company which has or could reasonably be expected to have a Material Adverse Effect; (ii) material damage or destruction (whether or not insured) affecting the properties or business operations of the Company; (iii) labor dispute or, to the best of the knowledge of the Shareholder or the Company, threatened labor dispute involving the employees of the Company;
(iv) actual or, to the best of the knowledge of the Shareholder or the Company, threatened disputes pertaining to the Business with any major accounts of the Company, or actual or, to the best of the knowledge of the Shareholder or the Company, threatened loss of business from any of the major accounts of the Company; (v) changes in the methods or procedures for billing or collection of customer accounts or recording of customer accounts receivable or reserves for doubtful accounts with respect to the Company; or (vi) other event or condition of any character, known to the Company or the Shareholder or which in the exercise of reasonable diligence should be known to the Company or the Shareholder, not disclosed in this Agreement pertaining to and materially adversely affecting the Assets or the Business.

            F. Liabilities Incurred; Certain Payments. Subsequent to September 30, 1998, the Company has not (i) incurred any bank indebtedness, entered into any leases, loan agreements or, except in the ordinary course of business consistent with past practices, contracts, obligations or arrangements of any kind, including, without limitation, for the payment of money or property to any person, or (ii) permitted any liens or encumbrances to attach to the Assets. Since September 30, 1998, the Company has not made advances or payments to the Shareholder.

            G. Real Property Owned or Leased. The Company does not own any real property. The Company's leases are listed on Exhibit B. All such leased property is held subject to written leases which are valid and effective in accordance with their respective terms, and there are no existing defaults or events of default, or events which with notice or lapse of time or both would constitute defaults, thereunder on the part of the Company, except for such defaults, if any, as are not material in character, amount or extent and do not, severally or in the aggregate, materially detract from the value or interfere with the present use of the property subject to such lease or affect the validity, enforceability or assignability of such lease or otherwise materially impair the Company or the operations of the Business. Neither the Company nor the Shareholder has any knowledge of any material default or claimed or purported or alleged material default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such other party under any lease listed in Exhibit B. Neither the Company nor the Shareholder has received any written or oral notice to the effect that any lease will not be renewed at the termination of the term thereof or that any such lease will be renewed only at a substantially higher rent.

            H. Title to Assets; Condition of Property. The Company has good and valid title to the Assets, including, without limitation, the properties and assets reflected in the 1998 Balance Sheet (except for assets leased under leases set forth in Exhibit B, assets sold or retired and accounts receivable collected upon, since September 30, 1998, in the ordinary course of business consistent with past practices). Upon the transfer of the Shares to the Purchaser, the Purchaser (or the Designee), will acquire good and marketable title to the assets which are used in the Business, free and clear of all liens, charges, encumbrances, security interests or claims whatsoever. The assets of the Business include all properties and assets used in the operations of the Business as currently conducted. All such properties and assets are in good condition and repair, consistent with their respective ages, and have been maintained and serviced in accordance with the normal practices of the Company and as necessary in the normal course of business. None of the assets is subject to any liens, charges, encumbrances or security interests, except as set forth in Exhibit B. None of the assets used in the Business (or uses to which they are put) fails to conform with any applicable agreement, law, ordinance or regulation in a manner which is likely to be material to the operations of the Business.

            I. Taxes. The Company has filed or caused to be filed on a timely basis all federal, state, local, foreign and other tax returns, reports and declarations (collectively, "Tax Returns") required to be filed by it. All Tax Returns filed by or on behalf of the Company are true, complete and correct in all material respects. The Company has paid all income, estimated, excise, franchise, gross receipts, capital stock, profits, stamp, occupation, sales, use, transfer, value added, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security, workers' compensation and other taxes, and interest, penalties, fines, costs and assessments (collectively, "Taxes"), due and payable with respect to the periods covered by such Tax Returns (whether or not reflected thereon). There are no Tax liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company. Since September 30, 1998, the Company has not incurred any tax liability other than in the ordinary course of business. Except for audits with respect to New York State sales tax and unemployment insurance which are now closed, no Tax Return of the Company has ever been audited. No deficiency in Taxes for any period has been asserted by any taxing authority which remains unpaid at the date hereof (the results of any settlement having been disclosed), no written inquiries or notices have been received by the Company from any Taxing authority with respect to possible claims for Taxes, the Company has no reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. The Company has not agreed to the extension of the statute of limitations with respect to any Tax Return or Tax period. The Company has delivered to the Purchaser copies of the federal and state income Tax Returns filed by the Company for the past two years and for all other past periods as to which the appropriate statute of limitations has not lapsed. Since 1986, the Company has had an effective Subchapter S election in place for federal and state purposes.

            J.    Permits; Compliance with Applicable Law.

                    (i) General. The Company is not in default under any, and has complied with all, statutes, ordinances, regulations and laws, orders, judgments and decrees of any court or governmental entity or agency, relating to the Business or the Assets as to which a default or failure to comply might result in a Material Adverse Effect. Neither the Company nor the Shareholder has any knowledge of any basis for assertion of any violation of the foregoing or for any claim for compensation or damages or otherwise arising out of any violation of the foregoing. Neither the Company nor the Shareholder has received any notification of any asserted present or past failure to comply with any of the foregoing which has not been satisfactorily responded to in the time period required thereunder.

                    (ii)Permits; Intellectual Property. There are no material permits, licenses, accreditations, approvals, franchises, patents, registered and common law trademarks, service marks, tradenames, copyrights, notices or authorizations issued by governmental entities, other regulatory authorities, federal, state or local, or trade organizations or associations (collectively "Permits"), held by the Company in connection with the Business. No Permits are required to be held by the Company in connection with the Business.

                    (iii) Environmental. (a) To the best of the knowledge of the Company and the Shareholder, the Company has duly complied in all material respects with the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

                      (b) To the best of the knowledge of the Company and the Shareholder, the Company has not received any notice of, and neither the Company nor the Shareholder knows of any facts which might constitute, violations of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which relate to the use, ownership or occupancy of the premises leased by the Company.

            K.    Accounts Receivable; Cash, Accounts Payable.

            (i) The accounts receivable of the Company are in their entirety valid accounts receivable, arising in the ordinary course of business. The Company shall have available to the Purchaser, and the Assets shall include, unrestricted cash equal to $750,000.

            (ii) The accounts payable and other accrued expenses reflected in the Financial Statements, and the accounts payable and accrued expenses incurred by the Business subsequent to September 30, are in all respects valid claims that arose in the ordinary course of business. Since September 30, 1998, the accounts payable and other accrued expenses of the Business have been maintained on a current basis.

            L. Contractual and Other Obligations. Set forth in Exhibit B is a list and brief description of all (i) material contracts, agreements, licenses, leases, arrangements (written or oral) and other documents to which the Company is a party or by which the Company or any of the Assets is bound (including, in the case of loan agreements, a description of the amounts of any outstanding borrowings thereunder and the collateral, if any, for such borrowings); (ii) obligations and liabilities of the Company pursuant to uncompleted orders for the purchase of materials, supplies, equipment and services for the requirements of the Business with respect to which the remaining obligation of the Company is in excess of $10,000, and (iii) material contingent obligations and liabilities of the Company; all of the foregoing being hereinafter referred to as the "Contracts". Neither the Company nor any other party is in default in the performance of any covenant or condition under any Contract, except where such default would not have a Material Adverse Effect, and no claim of such a default has been made and no event has occurred which with the giving of notice or the lapse of time would constitute a default under any covenant or condition under any Contract. The Company is not a party to any Contract which would terminate or be materially adversely affected by consummation of the transactions contemplated by this Agreement. The Company is not a party to any Contract expected to be performed at a loss. Originals or true, correct and complete copies of all written Contracts have been provided to the Purchaser.

            M. Compensation. Set forth in Exhibit D attached hereto is a list of all material agreements between the Company and each person employed by or independently contracting with the Company with regard to compensation, whether individually or collectively, and set forth in Exhibit D is a list of all employees of the Company entitled to receive annual compensation in excess of $20,000 and their respective salaries. The transactions contemplated by this Agreement will not result in any liability for severance pay to any employee or independent contractor of the Company. The Company has not informed any employee or independent contractor providing services to the Company that such person will receive any increase in compensation or benefits or any ownership interest in the Company or the Business.

            N. Employee Benefit Plans. Except as set forth in Exhibit E attached hereto, the Company does not maintain or sponsor, nor does it contribute to, any pension,

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                                                                              10

profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plan. Except as set forth in Exhibit E, all pension, profit-sharing, savings, bonus, incentive or deferred compensation, severance pay, medical, life insurance, welfare or other employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), in which the employees participate (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements being hereinafter referred to as the "Benefit Plans") comply with all requirements of the Department of Labor and the Internal Revenue Service, and with all other applicable laws, and the Company has not taken or failed to take any action with respect to the Benefit Plans which might create any liability on the part of the Company or the Purchaser.

            O. Labor Relations. There have been no violations of any federal, state or local statutes, laws, ordinances, rules, regulations, orders or directives with respect to the employment of individuals by, or the employment practices or work conditions of, the Company, or the terms and conditions of employment, wages and hours, which violations could have, either individually or in the aggregate, a Material Adverse Effect. The Company is not engaged in any unfair labor practice or other unlawful employment practice and there are no charges of unfair labor practices or other employee-related complaints pending or, to the best of the knowledge of the Shareholder and the Company, threatened against the Company.

            P. Increases in Compensation or Benefits. Subsequent to the date of the 1998 Balance Sheet, there have been no increases in the compensation payable or to become payable to any of the employees of the Company and there have been no payments or provisions for any awards, bonuses, loans, profit sharing, pension, retirement or welfare plans or similar or other disbursements or arrangements for or on behalf of such employees (or related parties thereof), in each case, other than pursuant to currently existing plans or arrangements, if any, set forth in Exhibit E; provided, however, that in no event was any such increase in compensation or any such payment or provision made with respect to the Shareholder (or any members of the family of the Shareholder). All bonuses heretofore granted to employees of the Company have been paid in full to such employees. Listed in Exhibit E are the employees of the Company and their employment starting dates. The vacations of all employees are governed by the Company's employee handbook, except for the vacations of the Shareholder.

            Q. Insurance. A list and brief description of the insurance policies maintained by the Company with respect to the Business is set forth in Exhibit
B. Such insurance policies are in full force and effect and all premiums due thereon prior to or on the date of the Closing have been paid. The Company has complied in all material respects with the provisions of such policies. The Company has not received any notices of any pending or threatened termination or premium increases with respect to any such policies, except where such terminations or premium increases would not have a Material Adverse Effect. The Company has not had any casualty loss or occurrence which may give rise to any claim of any kind not covered by insurance and neither the Company nor the Shareholder is aware of any occurrence which may give rise to any claim of any kind not covered by insurance. No third party has filed any claim against the Company or the Business for personal injury or property damage of a kind for which liability insurance is generally available which is not fully insured, subject only to the standard deductible. All material claims against the Company or the Business covered by insurance have been reported to the insurance carrier on a timely basis. The Company has adequate insurance and reserves to cover any liability that may arise out of any claims, including but not limited to workers compensation and health insurance claims, that may be asserted against the Business for occurrences prior to the date of the Closing.

            R. Conduct of Business. The Company is not restricted from conducting the Business in any location by agreement or court decree.

            S. Allowances. The Company has no obligation outside of the ordinary course of business to make allowances to any customers with respect to the Business.

            T. Use of Names. The only name under which the Company conducts the Business is A M Medica Communications. There are no other persons or businesses conducting businesses similar to those of the Company having the right to use or using such name or any variants of such name; and no other person or business has ever attempted to restrain the Company or the Shareholder from using such name or any variant thereof.

            U. Power of Attorney. The Company has not granted any power of attorney (revocable or irrevocable) to any person, firm or corporation with respect to the Assets or the Business.

            V. Litigation; Disputes. There are no material claims, disputes, actions, suits, investigations or proceedings pending or, to the best of the knowledge of the Company and the Shareholder, threatened against or affecting the Company, the Business or any of the Assets, no such claim, dispute, action, suit, proceeding or investigation has been pending or, to the best of the knowledge of the Shareholder or the Company, threatened during the five-year period preceding the date of the Closing and, to the best of the knowledge of the Shareholder and the Company, there is no basis for any such claim, dispute, action, suit, investigation or proceeding. Neither the Company nor the Shareholder has any knowledge of any default under any such action, suit or proceeding. The Company is not in default in respect of any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other government department, commission, bureau, agency or instrumentality or any arbitrator.

            W. Location of Business and Assets. The only location (specifying state, county and city) where the Company (i) has a place of business, (ii) owns or leases real property and (iii) owns or leases any other property, including equipment and furniture is 305 E. 46th Street, New York City, except for a leased copier located in Portland, Maine.

            X. Computer Software. The Company has the right to use all computer software, including all property rights constituting part of that computer software, used in connection with the Company's business operations.

            Y. Disclosure. No representation or warranty made under any Section hereof and none of the information furnished by the Company or the Shareholder set forth herein, in the exhibits hereto or in any document delivered by the Company or the Shareholder to the Purchaser, or any authorized representative of the Purchaser, pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

            Z. Investment. (i) The Shareholder has received the Prospectus and the Exchange Act Reports (as hereinafter defined) and has had access to such other information relating to the business and affairs of the Purchaser which the Shareholder has reasonably requested, and all additional information which the Shareholder has considered necessary to verify the accuracy of the information so received. The Shareholder has had the opportunity to ask questions of and receive answers from the Purchaser concerning the terms and conditions of the transactions contemplated by this Agreement. On the basis of the foregoing, the Shareholder is familiar with the operations, business plans and financial condition of the Purchaser.

                  (ii) The Shareholder understands that the Purchaser is issuing to the Shareholder at the Closing and may issue and deliver to the Shareholder, as part of the Contingent Payments, shares of Purchaser Common Stock pursuant to this Agreement, without compliance with the registration requirements of the Securities Act; that for such purpose the Purchaser will rely upon the representations, warranties, covenants and agreements contained herein; and that such non-compliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements performed. The Shareholder is an "accredited investor" as such term is defined in Rule 501 under the Securities Act.

                  (iii) The Shareholder understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), the Shareholder may be unable to sell her shares of Purchaser Common Stock except to the extent that her shares of Purchaser Common Stock may be sold (i) pursuant to an effective registration statement covering such shares pursuant to the Securities Act or
(ii) in a bona fide private placement to a purchaser who shall be subject to the same restrictions on any resale or (iii) subject to the restrictions contained in Rule 144 under the Securities Act ("Rule 144"). The Shareholder understands that the Purchaser is under no obligation to effect a registration of the Shareholder's shares of Purchaser Common Stock under the Securities Act.

                  (iv) The Shareholder is familiar with the provisions of Rule 144 and the limitations upon the availability and applicability of such rule.

                  (v) The Shareholder is a sophisticated investor familiar with the type of risks inherent in the acquisition of restricted securities such as the shares of

Purchaser Common Stock and her financial position is such that she can afford to retain the shares of Purchaser Common Stock for an indefinite period of time without realizing any direct or indirect cash return on her investment.

                  (vi) The Shareholder is acquiring her shares of Purchaser Common Stock for her account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

            AA. Contingent Payments. The Shareholder understands and agrees that the Contingent Payments she will receive, if earned, are Subordinated Obligations as that term is defined in the Contingent Payment Subordination Agreement in the form of Exhibit I attached hereto (the "Contingent Payment Subordination Agreement").


                                   SECTION III

                    REPRESENTATIONS, WARRANTIES, COVENANTS AND
                             AGREEMENTS OF THE SHAREHOLDER

            The Shareholder hereby represents and warrants to, and covenants and agrees with, the Purchaser, as of the date of the Closing, that:

            A. Authority. The Shareholder is fully able to execute and deliver this Agreement and to perform the Shareholder's covenants and agreements hereunder, and this Agreement constitutes a valid and legally binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditor's rights generally.

            B. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's assets is bound.

            C. Ownership of Common Stock. The Shareholder is the sole owner, beneficially and of record, of the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever. The Shareholder has the right to transfer the Shares to the Purchaser and, upon transfer of the Shares to the Purchaser hereunder, the Purchaser will acquire good and marketable title to the Shares, free and clear of any lien, encumbrance, charge, security interest or claim whatsoever.

                                   SECTION IV

                     REPRESENTATIONS, WARRANTIES, COVENANTS
                        AND AGREEMENTS OF THE PURCHASER

            The Purchaser hereby represents and warrants to, and covenants and agrees with, the Company and the Shareholder, as of the date of the Closing, that:

            A. Organization and Qualification. The Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own its properties and to conduct the businesses in which it is now engaged. The Purchaser is in good standing in each other jurisdiction wherein the failure so to qualify would have a material adverse effect on the financial condition, business, operations, results of operations, assets or properties of the Purchaser (a "Purchaser Material Adverse Effect"). The Purchaser has full corporate power, authority and legal right, and all necessary approvals, permits, licenses and authorizations, to own its properties and to conduct the businesses conducted by it and to enter into and consummate the transactions contemplated under this Agreement, except for such approvals, permits, licenses and authorizations, the absence of which would not have a Purchaser Material Adverse Effect.

            B. Authority. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its covenants and agreements hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

            C. No Legal Bar; Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, violates any provision of the certificate of incorporation or by-laws of the Purchaser or any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board, or conflicts with or will result in any breach of any of the terms of or constitute a default under or result in the termination of or the creation of any lien pursuant to the terms of any contract or agreement to which the Purchaser is a party or by which the Purchaser or any of the assets of the Purchaser is bound, except where such violation, conflict, breach, default, termination or lien creation would not have a Purchaser Material Adverse Effect.

            D. Purchaser Common Stock. The shares of the Purchaser Common Stock issued to the Shareholder pursuant to this Agreement will be duly authorized, validly issued, fully paid and non-assessable shares of the Purchaser.

            E. SEC Filings. The Purchaser has delivered to the Shareholder (i) the Purchaser's Prospectus dated February 13, 1998 (the "Prospectus") and (ii) the Purchaser's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Purchaser's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 (all of the foregoing, the "Exchange Act Reports").

            As of its filing date, each Exchange Act Report filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            Since the filing of the last Exchange Act Report, no event or circumstance requiring public disclosure has occurred and none is reasonably foreseeable which would have a Purchaser Material Adverse Effect.

            The Prospectus, as of its date, complied as to form in all material respects with the requirements of the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            F. Superior Indebtedness. The Purchaser's credit facility with NationsBank, National Association pursuant to a Credit Agreement dated as of April 9, 1998 constitutes the only "Superior Indebtedness" of the Purchaser as that term is used in the Note Subordination Agreement (as hereinafter defined) and the Contingent Payment Subordination Agreement (as hereinafter defined).


                                    SECTION V

                     ADDITIONAL REPRESENTATIONS, WARRANTIES
                          AND COVENANTS OF THE COMPANY,
                       THE SHAREHOLDER AND THE PURCHASER

            A. Publicity. Each of the Company and the Shareholder and the Purchaser covenants and agrees that any and all publicity (whether written or oral) and notices to third parties (other than employees of the Company or agents of the parties involved in the transactions contemplated hereby) concerning the sale of the Shares and other transactions contemplated by this Agreement shall be subject to the prior approval of the Purchaser and the Shareholder.

            B. Correspondence, etc. The Shareholder covenants and agrees that she will deliver to the Company, promptly after the receipt thereof, all inquiries, correspondence and other materials received by her from any person or entity relating to the Business.

            C. Books and Records. Each of the Company and the Shareholder represents and warrants, jointly and severally, that the books and records of the Company are in all respects complete and correct, have been maintained in accordance with good business practices and accurately reflect the basis for the financial position and results of operations of the Company set forth in the Financial Statements. All of such books and records have been available for inspection by the Purchaser and its representatives. The Company covenants and agrees that it shall give the Shareholder reasonable access to the historical financial books and records of the Company. The Company shall retain all such books and records in substantially their condition at the time of the Closing. None of such books and records shall be destroyed without the prior written approval of the Shareholder or without first offering such books and records to the Shareholder.

            D. Working Capital. The Purchaser shall make payments as set forth in Exhibit L attached hereto.

            E. Taxes. (i) The Purchaser and the Shareholder recognize that the Company has elected, pursuant to Section 1362 of the Code, to be treated as an S Corporation as that term is defined in Section 1361 of the Code. The Purchaser and the Shareholder further recognize that upon the transfer of the Shares to the Purchaser, the election of the Company shall terminate and as a result of such termination a short taxable year (ending on the day before the date of the termination) for the Company (the "S Short Year") will result. A short taxable year not governed by the Subchapter S rules of the Code would then begin for the Company on the date of the termination of its S election. The Purchaser, the Shareholder and the Company agree that the Company shall make an election pursuant to Section 1362(e)(3) of the Code to close its books on the last day of the S Short Year. Such election shall be filed in compliance with the regulations promulgated under Section 1362(e)(3) of the Code.

             (ii) The Purchaser and the Shareholder shall make an election under
Section 338(h)(10) of the Code (and any comparable election under state or local Tax law) with respect to the acquisition of the Shares by the Purchaser. The Purchaser and the Shareholder shall cooperate fully with each other in the making of such election. In particular, and not by way of limitation, in order to effect such election, forthwith upon the request of the Purchaser, the Shareholder shall execute with the Purchaser necessary copies of IRS Forms 8023 or 8023-A and all attachments required to be filed therewith pursuant to applicable Treasury regulations setting forth allocations as determined by the parties.

             (iii)The Purchase Price and the liabilities of the Company assumed by the Purchaser hereunder (the "Assumed Liabilities") shall be allocated to the assets of the Company in a manner which is intended to comply with the allocation method required by Section 338 of the Code. The parties shall cooperate to comply with all substantive and procedural requirements of Section 338 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent, necessary to comply with the requirements of
Section 338 of the Code. Neither the Purchaser nor the Shareholder will take, nor permit any affiliated person to take, for federal, state or local income Tax purposes, any position inconsistent with the allocation agreed upon or, if applicable, such agreed upon adjusted allocation.

             (iv) The Shareholder shall be responsible for preparing and filing the federal and state income or franchise Tax Returns of the Company required to be filed by the Company in respect of any and all periods up to and including the date of the Closing (including, without limitation, the Company's federal income Tax Returns for the short taxable year ending with the date of the Closing) to the extent not already filed, whether or not required to be filed on or before the date of the Closing, and shall pay all income or franchise Taxes (and interest, penalties, fines or assessments thereon) due and payable by the Company for all periods up to and including the date of the Closing to the extent not already paid (including, without limitation, the federal and state income Taxes due and payable with respect to the short taxable year referenced in the preceding sentence.) The Shareholder shall review all such Tax Returns with the Purchaser prior to filing and shall submit such proof of payment of the Taxes due as the Purchaser shall reasonably request.

             (v) The Purchaser and the Shareholder hereby agree that it is their intention that the Shareholder be compensated by the Purchaser for the income tax differential incurred by her because a 338(h)(10) election will be made in conjunction with the Purchaser's acquisition of Shares. The parties hereby also agree that the theoretical differences (with their current estimated cost) are as follows:

      o Ordinary Income rates applicable to Hot Assets. The net hot assets (generally receivables less deferred revenue and accounts payable) will be taxed at ordinary income rates of 39.6% compared to the capital gains rate of 20% creating a rate differential of 19.6%. The preliminary balance sheet prepared by PriceWaterhouseCoopers indicates that this amount is approximately $338,100 - (Net Hot Assets of $1,725,000 times 19.6%). An additional payment of $169,100 will be paid to the Shareholder to cover federal taxes.

      o New York State Tax on S Corporations. New York State has an alternative tax on S corporations which will cause an additional tax burden of 1.125% on the gain recognized in 1998. The 1998 gain is estimated to be $21,007,200. The additional state tax (which is on the 1998 gain only) is $236,331 before federal benefit. The Shareholder shall be entitled to this amount reduced for federal benefit. The Shareholder should receive approximately $142,744 for this issue.

      o New York City Corporate Tax. The City of New York will tax the gain at a rate of 8.85 %. The Shareholder will be compensated for this amount less federal benefit. The additional tax is calculated on the 1998 gain only. Therefore, the amount due the Shareholder is approximately $1,859,137 calculated as follows: $21,007,200 gain times NYC rate of 8.85% = $1,859,137 net of federal benefit of 39.6% = $1,122,919. An additional payment of $239,800 will be paid to the Shareholder to cover federal Taxes.


The parties further agree that the exact numbers may vary but that the methodology is agreed to as part of this transaction. It is further understood that the federal benefits described above can only be obtained by the Shareholder if she causes the Company to pay the state and city taxes enumerated above before the transaction closes. The Shareholder has heretofore caused the Company to make the payments.

            F. Key Employees. The Shareholder covenants and agrees to use her best efforts to cause, within thirty (30) days of the date of the Closing, each of Malvina Wasserman, Janet Shaw and Barbara Monaghan (collectively, the "Key Employees") to enter into an amended employment letter containing non-solicitation of employees and business provisions satisfactory to the Purchaser.

G. Withdrawal of Funds Post Closing. The Purchaser and the Shareholder acknowledge and agree that, although the Company will be owned by the Purchaser, the following restrictions will be in place during the period from the Closing to the last to occur of the following (such period, the "Restricted Period"):

      A. Payment in full to the Shareholder by the Purchaser of total excess working capital as defined in and provided for in Exhibit L attached hereto;

      B. Payment in full to the to the Shareholder by the Purchaser of an amount equal to the estimated tax payments made on October 22, 1998 by the Company because of the 338(h)(10) election made in conjunction with the acquisition of the Shares; or

      C.  March 17, 1999.

During the Restricted Period, and except for the liens of NationsBank, N.A. and the Shareholder in the assets of the Company, no cash, cash equivalents or other current assets of the Company may be withdrawn for any reason from the Company (it being understood that funds may be used to pay the expenses of the Business) or encumbered for any reason without the express written consent of the Chief Financial Officer of the Purchaser or his designee and the Shareholder or her designee (jointly).

As of the date hereof, Irvin Schmutter is the Shareholder's designee.

In addition, the Purchaser agrees that during the period of the employment of the Shareholder by the Purchaser all passthru funds received by the Company from its customers will be placed in a segregated bank account and will be used solely for the payment of such passthru expenses as incurred. This restriction may only be overridden by the sole authority of the Shareholder.

            H. The Plan. The Shareholder agrees that she will cause the Company to adopt a resolution terminating the Company's 401(k) Plan (the "Plan") as of a date prior to the Closing. As soon as practicable following the receipt of a favorable determination letter from the Internal Revenue Service with respect to the termination of the Plan, the trustee(s) of the Plan shall distribute the participants' account balances in the Plan in accordance with the terms of the Plan documents and any and all applicable laws, rules and regulations. The current trustee(s) of the Plan shall remain as trustee(s) of the Plan through completion of the termination of the Plan and the distribution of the account balances in the Plan. The Purchaser agrees that the costs of terminating the Plan shall be borne by the Company. Any fines or penalties or costs outside the ordinary course of administration of the Plan (collectively, "Extraordinary Plan Costs") relating to the operation of the Plan which result from any failure to administer the Plan prior to the Closing in compliance with applicable law shall be borne by the Shareholder.


                                   SECTION VI

                                     CLOSING

            A. Time and Place of Closing. The closing of the purchase and sale of the Shares as set forth herein (the "Closing") shall be held at the offices of Haythe & Curley, 20th Floor, 237 Park Avenue, New York, NY 10017, at 10:00 A.M. on October 24, 1998, or such other time and place as the parties may mutually agree.

            B. Delivery of the Shares. Delivery of the Shares shall be made by the Company to the Purchaser (or the Designee) at the Closing by delivering one or more certificates in negotiable form representing the Shares against payment of the Purchase Price.


                                   SECTION VII

                             [INTENTIONALLY OMITTED]


                                  SECTION VIII

                             [INTENTIONALLY OMITTED]


                                   SECTION IX

                                 INDEMNIFICATION

            A. Indemnification by the Shareholder. The Shareholder shall indemnify and hold harmless the Purchaser and the Company from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to collectively as the "Purchaser's Damages"), including, without limitation, Purchaser's Counsel Expenses (as hereinafter defined), sustained or incurred by the Purchaser (or the Company) as a result of or arising from (a) the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Company or the Shareholder herein or (b) any Extraordinary Plan Costs. For purposes hereof "Purchaser's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Purchaser (or the Company), including, without limitation, in any action or proceeding between the Purchaser and the Shareholder or in any action or proceeding between the Purchaser and any third party. In addition to the right of the Purchaser to indemnification hereunder, the Purchaser shall have the right from time to time to set off the amount of any of the Purchaser's Damages against any Contingent Payments and against any payment of principal of or interest on the Note; provided, however, that the Purchaser shall not have the right to set-off under this Section IX(A) the amount of the Purchaser's Damages which it may sustain or incur by reason of a breach of the Shareholder's covenants contained in Section X hereof.

            B. Indemnification by the Purchaser. The Purchaser shall indemnify and hold harmless the Shareholder from and against any and all losses, claims, assessments, demands, damages, liabilities, obligations, costs and/or expenses whatsoever (hereinafter referred to as the "Shareholder's Damages"; the Shareholder's Damages and the Purchaser's Damages are sometimes referred to herein as the "Damages"), including, without limitation, Shareholder's Counsel Expenses (as hereinafter defined), sustained or incurred by the Shareholder as a result of or arising from the breach of any of the obligations, covenants or provisions of, or the inaccuracy of any of the representations or warranties made by, the Purchaser herein. For purposes hereof "Shareholder's Counsel Expenses" shall mean reasonable fees and disbursements of counsel howsoever sustained or incurred by the Shareholder, including, without limitation, in any action or proceeding between the Shareholder and the Purchaser or in any action or proceeding between the Shareholder and any third party.

            C. Procedure for Indemnification. In the event that any party hereto shall incur (or anticipates that it may incur in the case of third party claims) any Damages in respect of which indemnity may be sought by such party pursuant to this Section IX, the party indemnified hereunder (the "Indemnified Party") shall notify the party or parties providing indemnification (the "Indemnifying Party") promptly; in the case of third party claims, such notice shall in any event be given within thirty (30) days of the filing or assertion of any claim against the Indemnified Party stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnifying Party of any claim shall not relieve it from any liability except to the extent that the Indemnifying Party demonstrates that the defense of such action is materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnifying Party shall, within ten (10) days of receipt of notice of such claim, notify the Indemnified Party of its intention to assume the defense of such claim at its own expense. If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate. In the event that a dispute arises concerning the obligation of the Indemnifying Party to assume the defense of a claim, or a dispute arises concerning a claim hereunder which does not involve a third party claim, or in the event that there is any other dispute relating to indemnification, the parties agree to negotiate in good faith for a period of at least sixty (60) days to resolve any dispute. If it shall be finally determined that the Indemnifying Party failed to assume the defense of any claim for which the Indemnifying Party is liable to the Indemnified Party for Damages, then the expense of defending the claim shall be borne by the Indemnifying Party. Payment of the Damages shall be made within ten (10) days of a final determination of a claim.

            A final determination of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys, (iv) a written acknowledgement of the Indemnifying Party that she or it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a claim as shall be acceptable to the parties.

            The Purchaser shall not be required to make any claim against the Company or any other party in order to pursue any claim against the Shareholder and the Shareholder shall not be entitled to any indemnification or right of contribution from the Company or have any other rights against the Company in connection with any claim made hereunder.

            D. Agreements Concerning Indemnification. The Shareholder shall not be obligated to indemnify the Purchaser (or the Company) for Purchaser's Damages
(i) in excess of an aggregate of $20,000,000, for Purchaser's Damages with respect to which notice shall have been given by the Purchaser to the Shareholder prior to March 17, 1999, or (ii) in excess of an aggregate of $10,000,000, for Purchaser's Damages with respect to which notice shall have been given by the Purchaser to the Shareholder on or after March 17, 1999 until March 17, 2000. See Section XII(B) for agreements concerning the making of indemnification claims.

                                    SECTION X

                            NON-COMPETITION AGREEMENT

            Following the consummation of the transactions contemplated hereby, and in consideration thereof, the Shareholder shall, (a) subsequent to the date of the Closing and until five years after the date of the Closing, directly or indirectly, (i) engage, whether as principal, agent, investor, distributor, representative, stockholder, employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture, which is competitive with the Business or the Purchaser's and the Company's business of providing non-promotional educational programs and industry support, promotional activities and strategic medical communications services to the pharmaceutical industry, including worldwide medical education, medical meetings management, medical publishing, medical audiovisual production and interactive medical education programs and other programs, (ii) solicit or entice or endeavor to solicit or entice away from any member of the Purchaser Group (as hereinafter defined) any person who was or is at the time of the solicitation or enticement a director, officer, employee, agent or consultant of such member of the Purchaser Group, on the Shareholder's own account or for any person, firm, corporation or other organization, whether or not such person would commit any breach of such person's contract of employment by reason of leaving the service of such member of the Purchaser Group, (iii) solicit or entice or endeavor to solicit or entice away any person who was or is at the time of the solicitation or enticement a client or customer of any member of the Purchaser Group, on the Shareholder's own account or for any other person, firm, corporation or organization, or (iv) employ any person who was a director, officer or employee of any member of the Purchaser Group or any person who is or may be likely to be in possession of any confidential information or trade secrets relating to the business of any member of the Purchaser Group, or (b) at any time, take any action or make any statement the effect of which would be, directly or indirectly, to impair the good will of any member of the Purchaser Group or the business reputation or good name of any member of the Purchaser Group, or be otherwise detrimental to the Purchaser, including any action or statement intended, directly or indirectly, to benefit a competitor of any member of the Purchaser Group. Because the remedy at law for any breach of the foregoing provisions of this Section X would be inadequate, the Shareholder hereby consents, in case of any such breach, to the granting by any court of competent jurisdiction of specific enforcement, including, but not limited to pre-judgment injunctive relief, of such provisions, as provided for in Section XII(F) hereof.

            The parties hereto agree that if, in any proceeding, the court or other authority shall refuse to enforce the covenants herein set forth because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

            Notwithstanding the foregoing, the Shareholder shall not be deemed to be in breach of the covenant contained in paragraph (a) above by reason of
(i) her activities from the date hereof until April 1, 1999 on behalf of AMM-Adelphi, provided, that, such activities do not represent more than ten percent (10%) of her business time and attention and, provided further, that AMM-Adelphi continues to engage in business activities which are substantially similar to, and consistent with, its activities on the date hereof or (ii) her activities on and after April 1, 1999 as an investor in, and director of, AMM-Adelphi, provided, that, such activities do not represent more than five percent (5%) of her business time and attention and, provided further, that AMM-Adelphi continues to engage in business activities which are substantially similar to, and consistent with, its activities on the date hereof.

          In the event that an event of default shall have occurred under the Note by reason of the failure of the Purchaser to pay any installment of principal of the Note or in the event that any undisputed Contingent Payments with respect to the Contingent Periods ending December 31, 1999 and thereafter are not made when due, the Shareholder shall then have right to give further written notice to the Purchaser to the effect that if the Note shall not have been paid in full or the overdue Contingent Payments are not paid in full within a period of 180 days following receipt by the Purchaser of such further notice, then the provisions of Section X shall no longer bind the Shareholder except that the Shareholder shall not solicit existing clients with respect to projects existing on the date of termination of the non-compete agreement.

            For purposes hereof, "Purchaser Group" shall mean, collectively, the Purchaser and its subsidiaries, affiliates and parent entities operating in the same lines of business.


                                   SECTION XI

                               BROKERS AND FINDERS

            A. The Shareholder's Obligation. Neither the Purchaser nor the Shareholder shall have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Company or the Shareholder in connection with this Agreement and the transactions contemplated hereby, and the Shareholder hereby agrees to indemnify and save the Purchaser harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.

            B. The Purchaser's Obligation. The Shareholder shall not have any obligation to pay any fee or other compensation to any person, firm or corporation dealt with by the Purchaser in connection with this Agreement and the transactions contemplated hereby, and the Purchaser hereby agrees to indemnify and save the Shareholder harmless from any liability, damage, cost or expense arising from any claim for any such fee or other compensation.


                                   SECTION XII

                                  MISCELLANEOUS

            A. Notices. All notices, requests or instructions hereunder shall be in writing and delivered personally, sent by telecopy or sent by registered or certified mail, postage prepaid, as follows:

                  (1)   If to the Shareholder:

                        47 East 88th Street
                        Apt. 12D

                                                                              24
                        New York, New York  10020
                        Telecopy No.:  (212) 876-4134
                        Telephone No.: (212) 722-2647

                        with a copy to:

                        Parker Duryee Rosoff & Haft
                        529 Fifth Avenue
                        New York, New York  10017
                        Attention:  Helise Harrington, Esq.
                        Telecopy No.:   (212) 972-9487
                        Telephone No.:  (212) 599-0500

                  (2)   If to the Purchaser or the Company:

                        2200 Clarendon Boulevard
                        11th Floor
                        Arlington, Virginia  22201
                        Attention:  Michael Dinkins
                        Telecopy No.:   (703) 528-6367
                        Telephone No.:  (703) 516-6425

                        with a copy to:

                        Haythe & Curley
                        237 Park Avenue
                        New York, New York  10017
                        Attention: Robert A. Ouimette, Esq.
                        Telecopy No.:  (212) 682-0200
                        Telephone No.: (212) 880-6000

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and two business days after the date of mailing, if mailed.

            B. Survival of Representations. Each representation, warranty, covenant and agreement of the parties hereto herein contained shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, until March 17, 2000 except (a) for covenants and agreements contained in this Agreement which by their terms extend for periods after March 17, 2000 and (b) that nothing in the foregoing shall be deemed to diminish any Indemnifying Party's indemnification obligations to an Indemnified Party respecting any claim for Damages under Section IX hereof for which notice to the Indemnifying Party has been given prior to March 17, 2000 and claims for common law fraud, which shall survive for the duration of the applicable statute of limitation governing third party claims made with respect thereto.

            C. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and no modification hereof shall be effective unless in writing and signed by the party against which it is sought to be enforced.

            D. Further Assurances. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other parties hereto to carry out and consummate the transactions contemplated by this Agreement. The Shareholder agrees to execute and deliver any reasonable and customary management representation letter requested by the Purchaser's independent certified public accountants in connection with their audit of the S-X Financial Statements and to otherwise assist the Purchaser to prepare all required financial statements of the Company.

            E. Expenses. Each of the parties hereto shall bear such party's own expenses in connection with this Agreement and the transactions contemplated hereby.

            F. Injunctive Relief. In the event of a breach or threatened breach by the Shareholder of the provisions of Section X of this Agreement, the Shareholder hereby consents and agrees that the Purchaser and the Company shall be entitled to an injunction or similar equitable relief restraining the Shareholder from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Shareholder, as the case may be, under any such provision, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties hereto hereby consent to the jurisdiction of the federal courts for the Southern District of New York and the New York state courts located in such District for any proceedings under this Section XII(F).

            G. Invalidity. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

            H. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Purchaser, respectively, and the legal representatives and heirs of the Shareholder.

            I. Governing Law. The validity of this Agreement and of any of its terms or provisions, as well as the rights and duties of the parties under this Agreement, shall be construed pursuant to and in accordance with the laws of the State of New York, without regard to conflict of laws principles.

            J. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                      * * *

            IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.


                              A M MEDICA COMMUNICATIONS, LTD.


                              By: /s/Ann M. Holmes
                                  -------------------------------
                                  Name:  Ann M. Holmes
                                  Title:    President


                                  /s/Ann M. Holmes
                                  -------------------------------
                                  Ann M. Holmes




                              CULTURALACCESSWORLDWIDE, INC.


                              By: /s/John Fitzgerald
                                  -------------------------------
                                  Name:  John Fitzgerald
                                  Title:    President